Exhibit 10.24

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT (“Agreement”) is made and entered into as of the 8th day of September, 2006 (the “Effective Date”) by and among (i) MHI Hospitality, L.P., a Delaware limited partnership (the “Partnership”), (ii) MHI Hospitality Corporation, a Maryland corporation and the general partner of the Partnership (the “REIT”) (the REIT and the Partnership are sometimes collectively referred to herein as the “Company”), and (iii) Coakley & Williams Hotel Management Company (“Coakley Williams”), a Maryland corporation.

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The REIT is a publicly traded company on the American Stock Exchange.

B. The REIT serves as general partner of the Partnership and owns a majority interest in the Partnership.

C. The Company desires to designate Coakley Williams as an approved hotel management company.

D. Coakley Williams desires to provide the Company, on a non-exclusive basis, with information regarding hotel investment opportunities that become known to Coakley Williams as set forth herein.

E. In the event Coakley Williams is selected to manage a hotel owned directly or indirectly by the Company, the Company will cause its indirect subsidiary, MHI Hospitality TRS, LLC, the lessee of such hotel (the “TRS Lessee”), to enter into a management agreement with Coakley Williams as specified below.

AGREEMENTS

NOW THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties provided for in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

1.	Acquisition Opportunities.

(a) The Company agrees to consider for potential acquisition, investment or development properties that are submitted to the Company by Coakley Williams and are suitable for the development or operation of a hotel. In the event Coakley Williams elects to submit a hotel or hotels to the Company, Coakley Williams agrees to promptly notify the Company, on a non-exclusive basis, of the opportunity to invest in, acquire or develop the property. Any such property shall (i) be currently managed by Coakley Williams or a subsidiary or with which

Coakley Williams currently has a substantial, ongoing business relationship (each a “Hotel Property”) and (ii) meet the Company’s acquisition criteria, as the Company may communicate such acquisition criteria to Coakley Williams from time to time. For purposes of this Agreement, a Hotel Property includes, but is not limited to, full-service upper up-scale, up-scale and mid-scale hotels (as such terms are used by Smith Travel Research or similar industry source), whether or not such hotels are underperforming in their respective marketplace, or are functionally obsolete. Coakley Williams shall promptly provide to the Company all information, materials and documents reasonably available to Coakley Williams or its subsidiaries with respect to such Hotel Property or opportunity, subject to the requirements of any confidentiality agreements with third parties, provided, however, that any confidentiality agreement must permit Coakley Williams to notify the Company of such hotel property investment, acquisition or development opportunity. Notwithstanding the foregoing, Coakley Williams shall refer any such opportunity directly to the Company prior to execution of a confidentiality agreement, but otherwise will use its best efforts, at no additional out-of-pocket expense to Coakley Williams, to negotiate any confidentiality agreement so as to permit disclosure of the opportunity, and all information, materials and documents with respect thereto, to the Company. For purposes of this Agreement, acquisition or development opportunities relating to a hotel or project that Coakley Williams or an affiliate does not manage or with which Coakley Williams does not have an existing, ongoing and substantial business relationship, shall not be deemed Hotel Properties.

(b) The Company shall notify Coakley Williams, within twenty (20) business days following the Company’s receipt from Coakley Williams of the information with respect to a Hotel Property investment, acquisition or development opportunity as described in Section 1(a), whether the Company intends to pursue such opportunity. During such twenty (20) day period, if the Company notifies Coakley Williams that the Company intends to pursue such opportunity, Coakley Williams shall not provide any information regarding such opportunity to any third party until otherwise notified by the Company, provided that the Company is making commercially reasonable efforts to conduct due diligence or is otherwise actively pursuing the investment, acquisition or development opportunity. If the Company (i) notifies Coakley Williams that the Company does not intend to pursue the opportunity, or (ii) fails to notify Coakley Williams by the end of the twenty (20) business day period that the Company intends to pursue the opportunity, then, in either event, Coakley Williams may (A) pursue the opportunity on its own behalf or (B) notify other capital sources of the opportunity.

ARTICLE II

2.	Management Agreements.

(a) Subject to the provisions of this Article II, the Company agrees to cause TRS Lessee to offer to Coakley Williams the opportunity to manage any Hotel Property which was submitted to the Company by Coakley Williams and acquired by the Company or one of its subsidiaries and owned by the Company or leased to TRS Lessee during the Term. In the event Coakley Williams notifies the Company that it wishes to manage such Hotel Property, Coakley Williams and TRS Lessee will enter into a Management Agreement on terms and conditions mutually agreeable to the parties provided that the business terms of such agreement shall be no less favorable, with the exception of the termination rights, than any existing management agreement pertaining to the respective Hotel Property submitted to the Company (the “Management Agreement”). In regards to termination rights, each Management Agreement entered into by Coakley Williams and TRS Lessee will be terminable prior to the expiration of its term only upon the sale of the property or upon an event of default or a performance default pursuant to the Management Agreement. If the property is sold prior to the expiration of the initial term of the Management Agreement, the Company shall have the right to substitute another hotel property for management by Coakley Williams pursuant to such Management Agreement. If a substitute hotel is provided by the Company, no termination fee will be payable by the Company in connection with the sale of such property. If a substitute hotel is not provided, a termination fee will be payable by TRS Lessee in an amount equal to the net present value of the management and incentive fees for the fiscal years remaining on the initial ten (10) year term of such Agreement. For purposes of such calculation, the management and incentive fee for each fiscal year remaining in the term of the Agreement shall equal the fees budgeted for the year in which the Agreement is terminated and the applicable discount rate shall be six percent (6%). No fee will be payable upon expiration of the term of the Management Agreement or in the event of a termination following an event of default or a performance default. The initial term of a Management Agreement relating to a Hotel Property will be ten (10) years, with three (3), five (5) year extensions at Coakley Williams’ option, and the initial term for other hotels that are not submitted to MHI by Coakley Williams, but MHI requests Coakley Williams to manage, shall be three (3) years. In addition, the Management Agreement for each Hotel Property submitted by Coakley Williams will have as a minimum three percent (3%) base management fee and an incentive fee, to be agreed upon by the parties, based on year on year improvement in EBITDA. In certain circumstances, the Hotel Properties brought to the Company by Coakley Williams will have higher fees. To the extent the fees are higher, the higher fee will be used in the Management Agreement relating to such property.

(b) Not less than thirty (30) days prior to the Company’s acquisition of a Hotel Property that meets the criteria described in Section 2(a) above, the Company will notify Coakley Williams of the Company’s proposed acquisition of the Hotel Property and the proposed business terms of the Management Agreement for that property. Coakley Williams shall have ten (10) business days from receipt of such notice from the Company to notify the Company in writing that Coakley Williams elects to manage the Hotel Property pursuant to the Management Agreement. If Coakley Williams (i) notifies the Company that Coakley Williams does not intend to manage the Hotel Property or (ii) fails by the end of the ten (10) business day period to notify the Company of its election to manage the Hotel Property, then, in either event, the Company may offer management of the Hotel Property to other hotel management companies on such terms as the Company shall determine, and Coakley Williams shall have no further rights with respect thereto.

ARTICLE III

3.	Termination

This Agreement may be terminated by either party by providing a ninety (90) day advance written notice to the other party. The termination of this Agreement will not terminate the rights arising under this Agreement with respect to any Hotel Property presented to the Company by Coakley Williams prior to the date of such notice. Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall have no effect on any Management Agreement entered into by the parties or their affiliates prior to the termination date of this Agreement.

ARTICLE IV

4.	Miscellaneous.

(a) The term of this Agreement shall commence on the Effective Date hereof and shall continue until the fifth (5th) anniversary of the Effective Date (the “Term”).

(b) This Agreement, and the other Agreements and documents referred to herein, shall constitute the entire Agreement among the parties with respect to the subject matter thereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter.

(c) This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction of the State of Maryland without regard to the principles of conflicts of laws thereof.

(d) All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (i) in person, (ii) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, or (iii) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (iii) shall also be sent pursuant to clause (ii), addressed as follows (or to such other addresses as may be specified by like notice to the other parties):

To Coakley Williams:	Coakley Williams Hotel Management Company
7501 Greenway Center Drive, Suite 400
Greenbelt, Maryland 20770
	Attention:	Gary S. Williams
President

To the Company:	MHI Hospitality Corporation
814 Capitol Landing Road
Williamsburg, Virginia 23185
	Attention:	Andrew M. Sims
President and Chief Executive Officer

(e) No amendment, modification, or supplement to this Agreement shall be binding on any of the parties hereto unless it is in writing and signed by the parties in interest at the time of the modification. No provision hereof may be waived except by a writing signed by the party against whom any such waiver is sought. The waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

(f) Neither this Agreement nor any rights or obligations hereunder shall be assignable by a party to this Agreement without the prior, express written consent of the other party. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(g) This Agreement is solely for the benefit of the parties to this Agreement and should not be deemed to confer upon third-parties any remedy, claim, liability, reimbursement, claims or action or other right in excess of those existing without reference to this Agreement.

(h) Titles and headings to sections in this Agreement are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(i) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party to this Agreement, each party hereto acknowledges that damages would not be an adequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

(j) The parties to this Agreement will execute and deliver or cause the execution and delivery of such further instruments and documents and will take such other actions as any other party to the Agreement may reasonably request in order to effectuate the purpose of this Agreement and to carry out the terms hereof.

(k) This Agreement may be executed in counterparts, each of which shall be deemed an original but together shall be deemed one and the same Agreement.

(l) If any provision of this Agreement is held unenforceable, this Agreement shall be construed without such provision.

(m) The parties agree to waive jury trial in any disputes between them.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the Effective Date.

REIT:

MHI Hospitality Corporation a Maryland corporation

By:		/s/ Andrew M. Sims
Andrew M. Sims
President and Chief Executive Officer

MANAGER:

Coakley & Williams Hotel Management Company

By:		/s/ Gary S. Williams
Gary S. Williams
President

PARTNERSHIP:

MHI Hospitality, L.P. a Delaware limited partnership

By:		MHI Hospitality Corporation
its General Partner

	By:	/s/ Andrew M. Sims
Andrew M. Sims
President and Chief Executive Officer